Exhibit 77Q1
 Amendment #1 to Investment
Advisory Contract

Federated Government
Income Securities, Inc.

	This Amendment #1 to the
Investment Advisory Contract between
Federated Investment
Management Co. and Federated Government
Income Securities, Inc., approved at a board meeting on May 17, 2008, shall become effective as of June 30, 2008.

	For all services rendered by
Adviser hereunder, the Fund shall pay
to Adviser and Adviser
agrees to accept as full compensation for all services rendered hereunder, an annual gross investment advisory fee equal to 0.60% of the average daily net assets of the Fund. Such fee shall be accrued and paid daily at the rate of 1/365th of 0.60% of the daily net assets of the Fund.

	The right of the Adviser as set forth
in Paragraph 5 of this Contract to assume expenses of one or more of the Funds shall also apply as to any classes of the above-named Fund.

	IN WITNESS WHEREOF, the parties have
caused this Contract to be executed on their behalf by their duly authorized officers this 1st day of June, 2008.


FEDERATED INVESTMENT MANAGEMENT
CO.

By:  /s/ John F. Fisher
Name:  John B. Fisher
Title:  President/CEO


FEDERATED GOVERNMENT INCOME
SECURITIES, INC.

By:  /s/ J. Christopher Donahue
Name:  J. Christopher Donahue
Title:  President


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US_ACTIVE-101527360.1
US_ACTIVE-101527360.1